Exhibit 99.2

ABX Air Notified of Intent to Reduce Hub Services

WILMINGTON, Ohio – March 16, 2006 – ABX Air, Inc. (NASDAQ: ABXA) announced today an agreement with its major customer, DHL, that will reduce the range of services provided by ABX Air under the Hub and Line-haul Services Agreement (the “Hub Services Agreement”) during 2006, and provides a framework for negotiating other potential terms in the Hub Services Agreement and the Aircraft, Crew, Maintenance and Insurance Agreement (the “ACMI Agreement”).

Specifically, ABX Air and DHL have agreed that:

•	DHL will take over responsibility for the over-the-road truck line-haul network ABX Air currently manages for DHL. Although the timetable for the transition of these services is not yet finalized, we anticipate that the transition will be completed by the end of the second quarter of 2006.

•	DHL will not require ABX Air to operate or manage its Allentown hub after a new facility opens at that location in the third quarter of 2006. The Allentown hub is the largest of DHL’s 18 regional hubs in the United States.

•	ABX Air will have an opportunity to earn additional performance incentives beyond the existing contractual incentives in its ACMI Agreement and Hub Services Agreement if it can achieve very significant cost reductions in 2006. ABX Air believes, however, that achievement of these additional incentives will be extremely difficult.

•	ABX Air and DHL will undertake negotiation of additional modifications to the Hub Services Agreement and the ACMI Agreement to create greater risk/reward metrics for performance under these agreements. The modifications will focus on service quality, process and performance improvements, and cost reduction. Those negotiations will also cover potential modifications of the Promissory Note between the parties, which may permit limited repurchases of ABX Air common shares.

ABX Air issued a news release reporting its 2005 financial results and will file its Form 10-K with the U.S. Securities and Exchange Commission today. Investors are advised to review that news release and the Form 10-K.

The Hub Services Agreement covers package handling, sorting, warehousing, line-haul logistics and maintenance services that ABX Air provides to DHL on a cost-plus basis in Wilmington and at 18 other regional sorting hubs throughout the U.S. The Hub Services Agreement allows DHL to terminate specific services upon providing no less than sixty-days notice. The initial term of the Hub Services Agreement extends through August 15, 2007, with automatic one-year renewals unless a ninety-day notice of non-renewal is given.

ABX Air estimates that the line-haul and Allentown services comprised $292.3 million of revenues, $287.7 million of expenses subject to mark-up and $4.6 million in net earnings and net cash flow during 2005. The earnings and operating cash flow from these operations comprised 15.2% of ABX Air’s 2005 consolidated net income, 3.9% of net operating cash flows, and 6.4% of cash flow from net earnings and depreciation/amortization. The impact from the reductions above on fiscal 2006 gross revenues, earnings and cash flows will depend upon the ultimate timing of implementation by DHL, the level of mark-up attained, and the increase or decrease in expenses for these services during 2006.

“While the loss of DHL revenues associated with these services is not welcome news, we believe that the Company is positioned to replace the affected earnings and cash flows through continued growth in its non-DHL business volumes,” said Joe Hete, President and CEO of ABX Air. ABX Air’s revenues from customers other than DHL grew by 130% in 2004 and by 27% in 2005.

“We plan to add up to three Boeing 767 freighter aircraft into service for customers other than DHL during the second half of 2006. We believe that on an annualized basis, these three aircraft can replace more than half of the cash flow and net earnings associated with the loss of the DHL truck line-haul and Allentown hub,” stated Hete. ABX Air is scheduled to place an additional five Boeing 767 freighter aircraft into service during 2007 and two during 2008. The majority of these aircraft are likely to be in service for customers other than DHL.

“We have taken great care to make sure that investors were aware of DHL’s ability to remove services under the terms of our commercial agreements,” said Hete. “We believe that DHL’s ability to remove services has resulted in our stock trading at a discount relative to other peer companies. This announcement will remove one element of uncertainty from our outlook and allow us to focus on other opportunities. The reality is that given the low mark-ups specified in the Hub Services Agreement, ABX Air has an excellent opportunity to make up for the loss in net earnings and cash flows through continued growth in other business volumes, which have yielded a substantially better margin. We intend to pursue organic growth in our non-DHL business volumes as well as aggressively explore opportunities in the marketplace which would enhance shareholder value.”

ABX Air, Inc. is a cargo airline with a fleet of 112 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX Air became an independent public company effective August 15, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL, ABX Air provides charter and maintenance services to a diverse group of customers. With over 11,500 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air’s actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to further reductions in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX Air’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.